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                                                                     EXHIBIT 2.7

                             STOCKHOLDER AGREEMENT
                       (THE TRAVELERS INDEMNITY COMPANY)

          This Stockholder Agreement (this "Agreement") dated as of May 28, 1998 is between Pogo Producing Company, a Connecticut corporation ("Pogo") and The Travelers Indemnity Company, a Connecticut corporation (the "Stockholder").

          WHEREAS, Pogo, Alphac, Inc., a Delaware corporation and a wholly owned subsidiary of Pogo ("Sub"), and Arch Petroleum Inc. ("Arch"), a Delaware corporation, are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time pursuant thereto, the "Merger Agreement");

          WHEREAS, the Stockholder is the beneficial owner of 436,364 shares of Exchangeable Convertible Preferred Stock, par value $0.01 per share, of Arch (the "Arch Preferred Stock") (such shares of Arch Preferred Stock, together with any shares of capital stock of Arch acquired by the Stockholder after the date hereof and during the term of this Agreement, whether by conversion of the Arch Preferred Stock, conversion of convertible debt, or otherwise, being collectively referred to herein as the "Stockholder Shares"); and

          WHEREAS, as a condition to the willingness of Pogo to enter into the Merger Agreement, and as an inducement to it to do so, the Stockholder hereby makes the agreements as set forth in this Agreement for the benefit of Pogo;

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows (terms defined in the Merger Agreement and used but not defined herein having the meanings assigned to such terms in the Merger Agreement):


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                                   ARTICLE I

                          COVENANTS OF THE STOCKHOLDER

          Section 1.01. Agreement to Vote. At any meeting of the stockholders of Arch held prior to the earlier of (i) the Effective Time of the Merger and
(ii) the termination of the Merger Agreement (such earlier time being herein referred to as the "Voting Termination Date"), however called, and at every adjournment or postponement thereof prior to the Voting Termination Date, or in connection with any written consent of the stockholders of Arch given prior to the Voting Termination Date, the Stockholder shall vote or cause to be voted the Stockholder Shares in favor of the approval of the Merger and each of the other transactions contemplated by the Merger Agreement and in favor of the approval and adoption of the Merger Agreement, and any actions required in furtherance hereof and thereof. The Stockholder shall not enter into any agreement or understanding with any person prior to the Voting Termination Date, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with the preceding sentence.

          Section 1.02. Proxies and Voting Agreements. The Stockholder hereby revokes any and all previous proxies granted with respect to matters set forth in Section 1.01. Prior to the Voting Termination Date, the Stockholder shall not, directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to matters set forth in Section 1.01, deposit any of the Stockholder Shares or enter into a voting agreement with respect to any of the Stockholder Shares.

          Section 1.03.  No Solicitation.

          (a) From and after the date hereof until the termination of the Merger Agreement, the Stockholder will not, and will not authorize or permit any of its officers, directors, employees, partners, agents, affiliates or other representatives (collectively, "Stockholder Representatives") to, directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal.

          (b) The Stockholder shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Stockholder or any Stockholder Representatives with respect to any Acquisition Proposal existing on the date hereof.

          (c) Prior to the termination of the Merger Agreement, the Stockholder will promptly notify Pogo of any requests for information made to the Stockholder or any Stockholder Representative or the receipt of any Acquisition Proposal made to the Stockholder or any Stockholder Representative, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal.

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          (d) Prior to the termination of the Merger Agreement, the Stockholder shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal.

          (e) Notwithstanding anything contained herein to the contrary, the provisions of this Section 1.03 do not prohibit any Stockholder Representative who is also an Arch Representative from taking actions permitted by Section 4.2 of the Merger Agreement.

          Section 1.04. Transfer of Stockholder Shares by the Stockholder. Prior to the record date for the Arch stockholder meeting to vote on the Merger Agreement, the Stockholder will not sell, transfer, assign, convey or otherwise dispose of any of the Stockholder Shares; except transfers to affiliates of the Stockholder if such persons agree in writing to be bound by the terms hereof and provided further, that such transfer does not, in the opinion of a tax advisor reasonably acceptable to Pogo, violate the terms of Section 1.05(b) hereof.

          Section 1.05. Other Actions.

          (a) Prior to the termination of the Merger Agreement, the Stockholder shall not take any action that would in any way restrict, limit, impede or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

          (b) The Stockholder agrees that from and after the date of this Stockholder Agreement, but prior to the termination of this Agreement, the Stockholder will not sell or in any other way reduce such party's risk relative to any Stockholder Shares, shares of Pogo Common Stock, or securities convertible into Pogo Common Stock controlled, owned or held by such Stockholder prior to the Merger, nor will it sell, or in any other way reduce its risk relative to any shares of Pogo Common Stock received in exchange for the Stockholder Shares in the Merger (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1) or any securities convertible into Pogo Common Stock, until the earlier of (i) such time as financial results (including combined sales and net income) covering at least 30 days of Pogo's post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 (or any successor thereto) issued by the SEC and (ii) 60 days after the first full calendar month of Pogo's post-merger operations (the "Restricted Period").

          (c) The Stockholder agrees that, at the Effective Time, it shall convert all of the Stockholder Shares controlled, owned, or held by it in accordance with, and for the consideration described in, the Merger Agreement.

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                                   ARTICLE II

              REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
                               OF THE STOCKHOLDER

          The Stockholder represents, warrants and covenants to Pogo that:

          Section 2.01. Ownership. Except as disclosed on Schedule 2.01, as of the date hereof, the Stockholder is the beneficial owner of the Arch Preferred Stock, the Stockholder has the sole right to vote the Arch Preferred Stock and there are no restrictions on rights of disposition or other lien, pledge, security interest, charge or other encumbrance or restriction pertaining to the Arch Preferred Stock. None of the Arch Preferred Stock is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Arch Preferred Stock, and no proxy, power of attorney or other authorization has been granted with respect to any of the Arch Preferred Stock.

          Section 2.02. Authority and Non-Contravention. The Stockholder is a corporation duly organized and validly existing under the laws of the State of Connecticut. The Stockholder has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Such actions by the Stockholder (a) require no action by or in respect of, or filing with, any Governmental Entity with respect to the Stockholder, other than any required filings under Section 13 of the Exchange Act or under the HSR Act, and (b) do not and will not contravene or constitute a default under any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on the Stockholder or result in the imposition of any lien, pledge, security interest, charge or other encumbrance or restriction on any of the Stockholder Shares (other than as provided in this Agreement with respect to Stockholder Shares).

          Section 2.03. Binding Effect. This Agreement has been duly executed and delivered by the Stockholder and is the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

          Section 2.04. Total Shares. The 436,364 shares of Arch Preferred Stock are the only shares of capital stock of Arch owned beneficially or of record as of the date hereof by the Stockholder, and the Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Arch and has no other interest in or voting rights with respect to any other securities of Arch.

          Section 2.05. Finder's Fees. No investment banker, broker or finder is entitled to a commission or fee from Arch, Pogo or Sub in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

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          Section 2.06.  Reasonable Efforts.  Prior to the Voting Termination
Date, the Stockholder shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Pogo in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement and this Agreement.


                                  ARTICLE III

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF POGO

          Pogo represents, warrants and covenants to the Stockholder that:

          Section 3.01. Corporate Power and Authority. Pogo has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Pogo of this Agreement and the consummation by Pogo of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pogo.

          Section 3.02. Binding Effect. This Agreement has been duly executed and delivered by Pogo and is a valid and binding agreement of Pogo, enforceable against Pogo in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

          Section 3.03. Cooperation. Subject to Section 5.16 of the Merger Agreement and the rules and requirements of applicable securities laws, Pogo shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Stockholder in doing, all things necessary, proper or advisable to allow the Stockholder to publicly sell shares of Pogo Common Stock received in the Merger after the Restricted Period without any unreasonable delay or restrictions.


                                   ARTICLE IV

                                 MISCELLANEOUS

          Section 4.01. Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

          Section 4.02. Further Assurances. From time to time, at the request of the other party, each party shall execute and deliver or cause to be executed and delivered such additional

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documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

          Section 4.03. Specific Performance. (a) The Stockholder agrees that Pogo would be irreparably damaged if for any reason the Stockholder fails to perform any of the Stockholder's obligations under this Agreement, and that Pogo would not have an adequate remedy at law for money damages in such event. Accordingly, Pogo shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this agreement by the Stockholder. This provision is without prejudice to any other rights that Pogo may have against the Stockholder for any failure to perform its obligations under this Agreement; (b) Pogo agrees that the Stockholder would be irreparably damaged if for any reason Pogo fails to perform any of Pogo's obligations under this Agreement, and that the Stockholder would not have an adequate remedy at law for money damages in such event. Accordingly, the Stockholder shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this agreement by Pogo. This provision is without prejudice to any other rights that the Stockholder may have against Pogo for any failure to perform its obligations under this Agreement.

          Section 4.04. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

          (a)  if to Pogo or Sub, to:

               Pogo Producing Company
               5 Greenway Plaza, Suite 2700
               Houston, Texas 77046
               Attention: Gerald A. Morton
               Facsimile: 713-297-4970

          with a copy to:

               Robert Stilwell
               Baker & Botts, L.L.P.
               3000 One Shell Plaza
               Houston, Texas  77002
               Facsimile:  713-229-1522

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          (b)  if to Stockholder, to:

               The Travelers Indemnity Company
               One Tower Square
               Hartford, CT 06183-2030
               Attention: Securities Department - Private Placements
               Facsimile: 860-954-3730

          with a copy to:

               The Travelers Indemnity Company
               One Tower Square
               Hartford, CT 06183-2030
               Attention: Daniel B. Kenney
               Facsimile: 860-954-3730

          Section 4.05. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. The term "person" is to be interpreted broadly to include any individual, corporation, partnership, trust, limited liability company, government or other entity and any group (as used with respect to Section 13(d) of the Exchange Act).

          Section 4.06. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          Section 4.07. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 4.08. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

          Section 4.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or

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otherwise) except to the affiliates of the Stockholder as permitted herein without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          Section 4.10. Amendments; Termination. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with the terms thereof. This Agreement may be terminated by Stockholder if (i) the Effective Time fails to occur by November 30, 1998 (provided that the right to terminate this Agreement under this clause (i) shall not be available to Stockholder if the failure by Stockholder to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; provided, further, that if the failure of the Effective Time to have occurred is attributable to any court of competent jurisdiction, or some other governmental body or regulatory authority having issued an order, decree or ruling or taken any other action temporarily restraining, enjoining or otherwise prohibiting the Merger, then the Stockholder's right to terminate this Agreement under this clause (i) shall not be exercisable until the earlier of (x) one day after such order, decree or ruling has been dissolved or (y) February 28, 1999); or (ii) sections 2.1(b), 2.1(c), 2.1(d), 2.3(a), 5.6, 5.18 or 6.1(b) of the Merger Agreement are amended or waived without the consent of Stockholder.

          Section 4.11. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder Shares beneficially owned by such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

          Section 4.12. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

          Section 4.13. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

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          IN WITNESS WHEREOF, Pogo and the Stockholder have caused this
Agreement to be duly executed as of the day and year first above written.


                              THE TRAVELERS INDEMNITY COMPANY



                              By    /s/  John F. Gilsenan
                                   --------------------------
                              Name    John F. Gilsenan
                                   --------------------------
                              Title     Second Vice President
                                   --------------------------



                              POGO PRODUCING COMPANY



                              By    /s/  Gerald A. Morton
                                 -------------------------
                                    Gerald A. Morton
                                    Vice President-Law
                                    and Corporate Secretary

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                                 Schedule 2.01

1.   None.




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